Exhibit 99.1

Biomet Press Release

WARSAW, Ind.—(BUSINESS WIRE)—Biomet, Inc. (NASDAQ:BMET - News) announced on April 6, 2006, that Morgan Stanley & Co. Incorporated was retained to assist Biomet in exploring strategic alternatives and, consistent with this announcement, Biomet continues to assess all of its strategic alternatives. While Biomet has had a preliminary discussion with Smith & Nephew plc. as Smith & Nephew stated in a press release earlier today, Biomet has not made a determination that it is in Biomet’s best interests for it to engage in a transaction with any third party.

Interim President and CEO Daniel P. Hann said, “Biomet is focused on implementing its strategic plan for growth and expansion. Our market leading products, superb team members, sales personnel and customers are the greatest source of value to our business.”

Biomet also stated that it does not expect to disclose developments with respect to its exploration of strategic alternatives unless required.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. The Company’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Senior Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

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